Henan Shuncheng Group Coal Coke Co., Ltd.

Consolidated Financial Statements

for the years ended December 31, 2009, 2008, and 2007

Henan Shuncheng Group Coal Coke Co., Ltd.

Independent Auditors’ Report

To the Board of Directors
of Henan Shuncheng Group Coal Coke Co., Ltd.:

We have audited the accompanying consolidated balance sheets of Henan Shuncheng Group Coal Coke Co., Ltd. (the Company) (a Company Limited registered in the People’s Republic of China) as of December 31, 2009 and 2008, and the consolidated statements of operations, equity, and cash flows for the years ended December 31, 2009, 2008, and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henan Shuncheng Group Coal Coke Co., Ltd. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009, 2008, and 2007 in conformity with accounting principles generally accepted in the United States of America.

Burr Pilger Mayer, Inc.
San Francisco, California
June 23, 2010

Henan Shuncheng Group Coal Coke Co., Ltd.
Consolidated Balance Sheets
December 31, 2009 and 2008

	2009	2008
Assets

Current assets:
Cash	$5,749,945	$4,154,716
Restricted cash	52,404,530	22,718,917
Bank notes receivable	4,658,384	7,239,881
Trade receivables (net of allowance of $3,618,626 in 2009 and $317,787 in 2008)	11,342,082	36,851,296
Inventories, net	32,426,320	14,766,780
Deposits and other current assets	67,797,396	24,144,010

Total current assets	174,378,657	109,875,600

Deposits for construction projects	9,578,897	3,064,747
Property, plant and equipment, net	65,386,089	43,959,550
Long-term investments	15,420,649	11,621,351

Total assets	$264,764,292	$168,521,248

Liabilities and Equity

Current liabilities:
Bank notes payable	$59,234,774	$24,072,831
Accounts payable	23,211,187	46,429,447
Accrued liabilities	8,268,017	4,396,603
Income tax payable	8,390,646	3,636,281
Loans payable	67,299,038	30,299,821
Other payable	10,254,272	3,821,544
Capital lease obligation, current portion	989,829	-

Total current liabilities	177,647,763	112,656,527

Loans payable to related party	35,635,066	26,685,325
Deferred income	5,192,184	4,069,038
Capital lease obligation, less current portion	5,163,274	-

Total liabilities	223,638,287	143,410,890

Commitments and contingencies (Note 13)

Equity:
Owners’ capital	6,395,907	6,395,907
Surplus reserve	234,683	234,683
Retained earnings	31,426,894	15,681,231
Accumulated other comprehensive income	2,595,677	2,429,705

Owners’ equity	40,653,161	24,741,526
Noncontrolling interest	472,844	368,832

Total equity	41,126,005	25,110,358

Total liabilities and equity	$264,764,292	$168,521,248

The accompanying notes are an integral
part of these consolidated financial statements.

Henan Shuncheng Group Coal Coke Co., Ltd.
Consolidated Statements of Operations
for the years ended December 31, 2009, 2008, and 2007

	2009	2008	2007

Revenues	$206,729,105	$223,474,560	$121,797,131

Cost of revenues	173,409,405	204,249,444	110,414,746

Gross profit	33,319,700	19,225,116	11,382,385

Operating expenses:
Sales and marketing	3,862,220	4,025,694	2,463,094
General and administrative	9,710,677	4,415,816	2,850,351

Total operating expenses	13,572,897	8,441,510	5,313,445

Income from operations	19,746,803	10,783,606	6,068,940

Other income (expense):
Interest income	898,656	488,295	372,356
Interest expense	(2,139,702)	(2,243,461)	(1,628,150)
Investment income	2,536,668	-	-
Other income (expense), net	152,105	(32,709)	(110,883)

Total other income (expense)	1,447,727	(1,787,875)	(1,366,677)

Income before provision for income taxes	21,194,530	8,995,731	4,702,263

Provision for income taxes	5,344,855	2,289,532	1,521,463

Net income	15,849,675	6,706,199	3,180,800

Less: net income attributable to the noncontrolling
interest	104,012	50,947	50,242

Net income attributable to Henan Shuncheng
Group Coal Coke Co., Ltd.	$15,745,663	$6,655,252	$3,130,558

The accompanying notes are an integral
part of these consolidated financial statements.

Henan Shuncheng Group Coal Coke Co., Ltd.
Consolidated Statements of Equity
for the years ended December 31, 2009, 2008, and 2007

				Accumulated
				Other
	Owners’	Capital	Retained	Comprehensive	Owner’s	Noncontrolling	Total
	Capital	Surplus	Earnings	Income	Equity	Interest	Equity

Balance at December 31, 2006	$6,395,907	$234,683	$5,895,421	$-	$12,526,011	$267,643	$12,793,654

Net income	-	-	3,130,558	-	3,130,558	50,242	3,180,800

Currency translation adjustment	-	-	-	1,012,350	1,012,350	-	1,012,350

Comprehensive income					4,142,908	50,242	4,193,150

Balance at December 31, 2007	6,395,907	234,683	9,025,979	1,012,350	16,668,919	317,885	16,986,804

Net income	-	-	6,655,252	-	6,655,252	50,947	6,706,199

Currency translation adjustment	-	-	-	1,417,355	1,417,355	-	1,417,355

Comprehensive income					8,072,607	50,947	8,123,554

Balance at December 31, 2008	6,395,907	234,683	15,681,231	2,429,705	24,741,526	368,832	25,110,358

Net income	-	-	15,745,663	-	15,745,663	104,012	15,849,675

Currency translation adjustment	-	-	-	165,972	165,972	-	165,972

Comprehensive income					15,911,635	104,012	16,015,647

Balance at December 31, 2009	$6,395,907	$234,683	$31,426,894	$2,595,677	$40,653,161	$472,844	$41,126,005

The accompanying notes are an integral
part of these consolidated financial statements.

Henan Shuncheng Group Coal Coke Co., Ltd.
Consolidated Statements of Cash Flows
for the years ended December 31, 2009, 2008, and 2007

	2009	2008	2007
Cash flows from operating activities:
Net income	$15,849,675	$6,706,199	$3,180,800
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,140,370	2,521,867	2,129,277
Bad debt expense	3,298,264	123,453	173,116
Loss on disposal of property, plant and equipment	-	16,725	-
Change in assets and liabilities:
Trade receivables	22,210,950	(23,238,862)	(5,418,732)
Inventories	(17,659,540)	(6,816,507)	(3,345,487)
Deposits and other current assets	(43,653,386)	8,747,622	(19,356,660)
Accounts payable	(23,218,260)	3,160,501	28,710,011
Accrued liabilities	3,871,414	(3,845,432)	5,420,626
Income tax payable	4,754,365	3,432,731	104,991
Other payable	6,432,728	2,268,887	572,551
Deferred income	1,123,146	4,069,038	-

Net cash (used in) provided by operating activities	(22,850,274)	(2,853,778)	12,170,493

Cash flows from investing activities:
Net proceeds from bank notes receivable	2,581,497	3,556,166	(4,422,709)
Capital expenditures	(16,800,643)	(22,803,803)	(7,919,032)
Deposits for capital expenditures	(6,514,150)	(422,852)	(522,982)
Purchase of long term investments	(3,799,298)	(730,734)	(8,871,166)

Net cash used in investing activities	(24,532,594)	(20,401,223)	(21,735,889)

Cash flows from financing activities:
Proceeds from loans payable	96,668,884	47,941,543	38,602,000
Payments to loans payable	(59,669,667)	(29,475,030)	(34,737,992)
Proceeds from related party loans payable, net of payments	8,949,741	7,573,194	7,924,269
Proceeds from issuance of bank notes payable, net of payments	35,161,943	8,759,942	755,806
Restricted cash for issuance of bank notes payable, net of redemptions	(29,685,613)	(11,507,661)	(2,922,161)
Payments of capital lease obligation	(2,637,693)	-	-

Net cash provided by financing activities	48,787,595	23,291,988	9,621,922

Net increase in cash	1,404,727	36,987	56,526

Effect of exchange rate changes	190,502	1,846,848	1,340,082

Cash at beginning of year	4,154,716	2,270,881	874,273

Cash at end of year	$5,749,945	$4,154,716	$2,270,881

Supplemental disclosure of cash flow information:
Interest paid, including interest capitalized	$2,639,702	$2,743,461	$1,628,150
Income taxes paid	$368,172	$566,143	$222,945

Supplemental disclosure of non-cash transactions:
Property, plant and equipment acquired thru capital leases	$8,790,796	$-	$-

The accompanying notes are an integral
part of these consolidated financial statements.

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements

1.	Business of the Company and Basis of Presentation and Liquidity

Henan Shuncheng Group Coal Coke Co., Ltd. (we, Shuncheng, or the Company) is principally engaged in the manufacturing and processing of coal coke. The Company is located in the Henan Province coal chemical industry cluster area in Anyang County, about 40 kilometers (km) to the northwest of Anyang City. The Company’s main products are cleaned coal, coke, tar, crude benzene, and ammonium sulphate.

The Company has an 86% interest in a subsidiary named Henan Shuncheng Group Longdu Trade Co., Ltd. (Longdu), which is consolidated in these consolidated financial statements. The sole director and 60% owner of the Company owns a 5% interest in Longdu. Longdu is principally engaged in coal washing. The majority of Longdu’s coal is sent to the Company for further processing, while the remainder is sold to outside customers.

Initially, the Company was established in July 1998 as Anyang ShunCheng Washing Co., Ltd. In February 2005, the name was changed to Coal Coking Co., Ltd. In August 2007, the name was changed to the current name of Henan Shuncheng Group Coal Coke Co., Ltd.

As a result of business activities and the rapid growth undertaken in the last two years, the Company has significantly increased short-term and long-term debt obligations. On May 23, 2010, the Company entered into a loan agreement with its sole director to modify the loans payable to related party. The $35.6 million dollar loans were combined into one note with the following terms: (a) 12 year term beginning December 31, 2009 to December 31, 2021, (b) 3% fixed annual interest on a noncompounded basis over the term of the loan, (c) the Company has an option, but is not obligated to pay the interest as it accrues for the first two years, (d) 10 year equal payments beginning December 31, 2012 to December 31, 2021, and the lender has no ability to call a default.

On March 31, 2010, Anyang Xinlong Coal (Group) Hongling Coal Co., Ltd. (Anyang Xinlong), Anyang Huichang Coal Washing Co., Ltd. (Anyang Huichang), and Anyang Jindu Coal Co., Ltd. (Anyang Jindu), collectively “the Lenders”, each entered into loan agreements with the Company formalizing loans that at that date totaled approximately $35 million. On June 21, 2010, the Company’s Shareholders entered into an agreement with the Company and the Lenders to assume the obligations of the Company to the Lenders. The Company’s Shareholders simultaneously entered into a loan agreement with the Company for approximately $35 million with the following terms: (a) 15-year term commencing from June 21, 2010, (b) 2% fixed annual interest on a noncompounding basis, (c) the Company has the option but not the obligation to pay the interest as it accrues, (d) and the Company’s Shareholders do not have the ability to call a default. The Lenders released the Company from any liability if the Company’s Shareholders failed to perform under the obligations.

The Company believes that the subsequent transactions substantially relieve the Company from its short-term and near long-term debt obligations and that they will have sufficient cash from operations and access to other sources of funding to fund operations and continue the growth plans of the Company for the next 12 months. If the Company cannot fund its obligations from operating cash flows, they will be required to seek additional equity or debt funding, or curtail their current levels of growth.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

2.	Summary of Significant Accounting Policies

Financial Statement Presentation

The financial statements are prepared in accordance with the accounting principles generally accepted in the United States of America (US GAAP). The consolidated financial statements include the accounts of Henan Shuncheng Group Coal Coke Co. Ltd. and our majority owned subsidiary Longdu. The minority interests represent the minority owners’ share of Longdu. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. Significant estimates and assumptions are used for, but not limited to: (1) allowance for trade receivables, (2) economic lives of property, plant and equipment, (3) asset impairments, and (4) contingency reserves. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on our operating results.

Cash

Cash consists primarily of cash on hand or cash deposits in banks that are available for withdrawal without restriction.

Restricted Cash

Restricted cash represents cash that is held by the banks as collateral for the bank notes payable. The banks have collateral requirements ranging from 50% to 100% of the outstanding bank notes.

Bank Notes Receivable

Bank notes receivable consists of bank notes from various banks in the People’s Republic of China (PRC or China), which generally have a maturity of one to six months. The bank notes are highly liquid and are sometimes given to or received by vendors and customers instead of the local currency (Renminbi or RMB). The bank notes can generally be presented to the bank before maturity and in such case are redeemable at a slight discount.

Trade Receivables

Accounts receivable are reported at net realizable value. We have established an allowance for doubtful accounts based upon factors pertaining to the credit risks of specific customers, historical trends, age of the receivable and other information. Delinquent accounts are written off when it is determined that the amounts are uncollectible.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

2.	Summary of Significant Accounting Policies, continued

Concentration of Credit and Other Risks

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash, bank notes receivable, and trade receivables. The Company holds all its deposits and bank notes receivable with banks in China. In China, there is no equivalent federal deposit insurance as in the United States; as such these amounts held in banks in China are not insured. The Company has not experienced any losses in such bank accounts through December 31, 2009. In an effort to mitigate any potential risk, we periodically evaluate the credit quality of the financial institutions which holds the deposits and bank notes and the Company holds its cash and bank notes in multiple banks supported by the local and Central Government of the PRC.

The Company does not require collateral or other security to support the trade receivables. We are exposed to credit risk in the event of nonpayment by customers to the extent of amounts recorded on the balance sheet. Three customers accounted for 10% or more of our trade receivables balance as of December 31, 2009 and December 31, 2008. Two, one, and three customers individually accounted for more than 10% of our consolidated revenue in the years ended December 31, 2009, 2008, and 2007, respectively.

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economical, and legal environment in the PRC. The Chinese Government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi into foreign currency. In July 2005, the Chinese Government has adjusted its exchange rate policy from “Fixed Rate” to “Floating Rate”. During January 2008 to January 2009, the exchange rate between RMB and US dollars has fluctuated from US $1.00 to RMB 7.3141 and US $1.00 to RMB 6.8542, respectively. Since January 2009, the exchange rate has been stable, and was approximately at US $1.00 to RMB 6.84. There can be no assurance that the exchange rate will remain stable. The Renminbi could appreciate or depreciate against the US dollar. The Company’s financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which its earnings and obligations are denominated.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis, which approximates actual cost on a first-in, first-out (FIFO) method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration, and other factors. Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess or obsolescence and are charged to cost of revenues. Currently, the Company does not allocate costs to the byproducts. However, due to the rapid inventory turnover, differences to the financial statements are considered immaterial.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

2.	Summary of Significant Accounting Policies, continued

Property, Plant and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line basis over the estimated useful lives of the related assets as follows:

Machinery and equipment	10 years
Building and improvements	20 years
Company vehicles	5 years
Furniture and office equipment	5 years
Miscellaneous	5 years

Repairs and maintenance costs are expensed as incurred. Gain or loss on disposals are immaterial and included in cost of revenues for the years ended December 31, 2009, 2008, and 2007.

The Company capitalizes interest attributable to capital construction projects in accordance with Accounting Standards Codification subtopic 835-20, Capitalization of Interest, which defines that interest shall be capitalized for assets that are constructed or otherwise produced for an entity’s own use, including assets constructed or produced for the entity by others for which deposits or progress payments have been made.

Long-term Investments

Long-term investments represent investments the Company has in private companies within China other than Longdu. We did not hold a greater than 20% interest and we have determined that we did not have significant control or influence in any of our investment holdings. Our investments are in private companies where there is not a market to determine the value of the investments. Accordingly, we record these investments at cost.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company, including long-term investments, are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of an asset or asset group (in use or under development) is evaluated and found not to be recoverable (carrying amount exceeds the gross, undiscounted cash flows from use and disposition), then an impairment loss is recognized. The impairment loss is measured as the excess of the carrying amount over the asset’s or asset group’s fair value. Through December 31, 2009, the Company has not recorded any impairment of its long-lived assets.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

2.	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

On December 30, 2007, the Company adopted SFAS 157, Fair Value Measurements, now known as the provisions of Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (ASC 820-10), which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. ASC 820-10 applies whenever other statements require or permit assets or liabilities to be measured at fair value.

ASC 820-10 includes a fair value hierarchy that is intended to increase the consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing an asset or liability based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1–inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2–observable inputs other than level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3–instrument valuations are obtained without observable market values and require a high-level of judgment to determine the fair value.

The Company’s financial instruments consist mainly of cash, restricted cash, bank notes receivable, and debt obligations. Bank notes receivable are reflected in the accompanying financial statements at historical cost, which approximates fair value due to the short-term nature of these instruments. Based on the borrowing rates currently available to the Company for loans and similar terms and average maturities, the fair value of debt obligations also approximates its carrying value due to the short-term nature of the instruments. While the Company believes its valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

2.	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

The following tables present the Company’s financial assets and liabilities, which are measured on a recurring basis at December 31, 2009 and 2008, consistent with the fair value hierarchy provisions of SFAS No. 157 (now known as ASC 820-10):

	December 31, 2009
	Quoted Prices
	in Active	Significant
	Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Financial assets:
Cash	$5,749,945	$-	$-	$5,749,945
Restricted cash	52,404,530	-	-	52,404,530
Bank notes receivable	-	4,658,384	-	4,658,384

Total financial assets	$58,154,475	$4,658,384	$-	$62,812,859

Financial liabilities:
Bank notes payable	$-	$59,234,774	$-	$59,234,774

Total financial liabilities	$-	$59,234,774	$-	$59,234,774

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

2.	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

	December 31, 2008
	Quoted Prices
	in Active	Significant
	Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Financial assets:
Cash	$4,154,716	$-	$-	$4,154,716
Restricted cash	22,718,917	-	-	22,718,917
Bank notes receivable	-	7,239,881	-	7,239,881

Total financial assets	$26,873,633	$7,239,881	$-	$34,113,514

Financial liabilities:
Bank notes payable	$-	$24,072,831	$-	$24,072,831

Total financial liabilities	$-	$24,072,831	$-	$24,072,831

In January 2008, the Company adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, now known as the provisions of Accounting Standards Codification subtopic 825-10 (formerly SFAS 159), Fair Value Option for Financial Assets and Financial Liabilities, and have elected not to measure any of our current eligible financial assets or liabilities at fair value. SFAS 159 was issued to allow entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, SFAS 159 specifies that unrealized gains and losses for that instrument shall be reported in earnings at each subsequent reporting date. SFAS 159 is effective January 1, 2008. We did not elect the fair value option for our financial assets and liabilities existing on January 1, 2008, and did not elect the fair value option for any financial assets or liabilities transacted during the twelve months ended December 31, 2009.

Government Assistance

The Company is currently the beneficiary of two government grants that are generally intended to be used towards capital technology improvement with the end goal of increased production and energy efficiency. The grants were awarded during 2008 and 2009, respectively. These grants are recorded as deferred income in the liability section of the balance sheet when cash is received and will be recognized as nonoperating income when the fulfillment of the obligation has occurred.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

2.	Summary of Significant Accounting Policies, continued

Surplus Reserve

In accordance with PRC regulations, the Company is required to make appropriations to the statutory surplus reserve during the years that dividends are distributed, based on after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the Company’s registered capital. Surplus reserve is nondistributable other than in liquidation.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States Dollars (USD). The functional currency of our Company and our Chinese subsidiary is the Renminbi, the official currency of the People’s Republic of China (RMB). Capital accounts of the consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rates for the years ended December 31, 2009 and 2008. For all periods reported there were not any transactions outside the PRC; thus all of our transactions are in RMB, our functional currency. Currency translation adjustment results from translation to U.S. Dollar for financial reporting purpose are recorded in other comprehensive income as a component of owners’ equity. A summary of the conversion rates for the periods presented is as follows:

	December 31,
	2009	2008	2007

Year end RMB: U.S. Dollar exchange rate	6.8372	6.8542	7.3141
Average RMB: U.S. Dollar exchange rate	6.8409	6.9623	7.6172

Accumulated Other Comprehensive Income

We report comprehensive income in accordance with the provisions of ASC topic 220, Comprehensive Income, which establishes standards for reporting comprehensive income or loss and its components in the financial statements. The accumulated other comprehensive income represents foreign currency translation adjustments.

Revenue Recognition

Revenue is recognized when customers have accepted receipt of the goods in accordance with the shipping terms and collectability is reasonably assured.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

2.	Summary of Significant Accounting Policies, continued

Sales Returns Allowance

The Company estimates future product returns related to current period product revenue. We analyze historical returns, and changes in customer demand and acceptance of our products when evaluating the adequacy of the sales returns allowance. Significant management judgment and estimates must be made and used in connection with establishing the sales returns allowance in any accounting period. Material differences may result in the amount and timing of our revenue for any period if management made different judgments or utilized different estimates. Based on our analysis, we did not record any provision for sales returns as of December 31, 2009 and 2008.

Shipping and Handling Costs

Shipping and handling costs billed to customers are recorded net of the amount collected. Shipping and handling expense included in sales and marketing expenses amounted to $3,862,220, $4,025,694, and $2,463,094 for the years ended December 31, 2009, 2008, and 2007, respectively.

Advertising

Advertising and promotion costs are expensed as they are incurred; such costs were immaterial for 2009, 2008, and 2007 and are included in sales and marketing expenses.

Income Taxes

We account for income taxes in accordance with ASC 740, Income Taxes (ASC 740) (formerly SFAS 109 Accounting for Income Taxes). ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company adopted accounting policies in accordance to U.S. GAAP with regard to provisions, reserves, inventory valuation method, and depreciation that are consistent with requirements under Chinese income tax laws. Therefore, there were no significant deferred tax assets or liabilities during the years ended December 31, 2009 and 2008.

We adopted the provisions of ASC 740, Income Taxes, on January 1, 2009. This Interpretation clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in our financial statements. The Interpretation also provides guidance for the measurement and classification of tax positions, interest and penalties, and requires additional disclosure on an annual basis. The cumulative effect of the change was not material. Following implementation, the ongoing recognition of changes in measurement of uncertain tax positions will be reflected as a component of income tax expense. Interest and penalties incurred associated with unresolved income tax positions will continue to be included in other income (expense).

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

2.	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

The FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (SFAS 168) in June 2009, which approved the FASB Accounting Standards Codification (Codification) as the single source of authoritative United States accounting and reporting standards for all nongovernmental entities, except for guidance issued by the Securities and Exchange Commission. The Codification, which changes the referencing of financial standards, is effective for interim or annual financial periods ending after September 15, 2009. Therefore, in these consolidated financial statements, all references made to generally accepted accounting principles in the United States (U.S. GAAP) use the new Codification numbering system prescribed by the FASB. The adoption of this standard did not have an impact on the results of operations or the Company’s financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No 141(R) (revised 2007), Business Combinations (SFAS 141R), which replaces SFAS 141. SFAS 141R was codified into ASC topic 805, Business Combinations (ASC 805) and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and the goodwill acquired. ASC 805 also establishes disclosure requirements that will enable users to update evaluate the nature and financial effects of the business combination. ASC 805 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008 and was adopted by the Company in the first quarter of fiscal year 2009. While the Company expects that ASC 805 will have an impact on accounting for business combinations once adopted, the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). SFAS 160 was primarily codified into ASC topic 810, Consolidation (ASC 810). The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated  equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as part of consolidated earnings. Additionally, ASC 810 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. ASC 810 is effective for fiscal years beginning after December 15, 2008. In connection with the adoption of noncontrolling provision, the Company retroactively reclassified into consolidated equity the historical balances related to the noncontrolling interests in Henan Shuncheng Group Longdu Trade Co., Ltd. Noncontrolling interests represents the aggregate interest in consolidated entities held by other owners. Income allocated to noncontrolling interests is based on the agreed upon income allocation. At December 31, 2009, the carrying amount of noncontrolling interests in Longdu was $472,844.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

2.	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 was primarily codified into ASC 815 and requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Currently, the Company does not engage in derivative and hedging activities, and accordingly, there was no impact upon adoption of this standard.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events, codified under ASC Section 855, Subsequent Events, which is effective for interim and annual periods ending after June 15, 2009. ASC 855 provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The Company adopted the provisions of ASC 855 in 2009 and it did not have a material impact on its consolidated financial position, results of operations or cash flows.

3.	Bank Notes Receivable

The components of the Company’s bank notes receivable as of December 31, 2009 and 2008 consists of notes receivable from various financial institution within the PRC.

4.	Inventories

The components of the Company’s inventories are as follows:

	2009	2008

Raw materials	$6,580,843	$5,775,803
Work in process and semi-finished goods	22,118,983	1,637,766
Finished goods	3,726,494	7,353,211

Total inventories	$32,426,320	$14,766,780

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

5.	Deposits and Other Current Assets

The components of the Company’s deposits and other current assets are as follows:

	2009	2008

Deposits to vendors for inventory	$61,937,753	$21,613,034
Other	5,859,643	2,530,976

Total deposits and other current assets	$67,797,396	$24,144,010

6.	Property, Plant and Equipment, Net

The components of the Company’s property, plant and equipment are as follows:

	2009	2008

Machinery and equipment	$34,645,669	$30,414,363
Buildings and improvements	21,068,602	12,375,886
Company vehicles	2,411,955	2,214,488
Furniture and office equipment	429,188	325,722
Capital lease equipment	8,790,796	-
Other	675,178	632,561

	68,021,388	45,963,020
Less accumulated depreciation and
amortization	(13,129,325)	(8,964,425)

	54,892,063	36,998,595
Construction in progress and construction
material	10,494,026	6,960,955

	$65,386,089	$43,959,550

Depreciation expense related to property and equipment was $4,140,370, $2,521,867, and $2,129,277 for the years ended December 31, 2009, 2008, and 2007, respectively.

The Company capitalized interest attributable to capital construction projects in the years ended December 31, 2009 and 2008 for approximately $500,000 in each year.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

7.	Accrued Liabilities

The components of the Company’s accrued liabilities are as follows:

	2009	2008

Advance from customers	$7,829,089	$4,131,045
Accrued payroll liability	438,928	265,558

Total accrued expenses	$8,268,017	$4,396,603

8.	Loans Payable

The components of the Company’s loans payable are as follows:

	2009	2008

Loans due to financial institutions	$33,493,243	$14,983,514
Loans due to companies or individuals	33,805,795	15,316,307

Total loans payable	$67,299,038	$30,299,821

All loans payable due within one year and have interest rates ranging from 5.84% to 11.16% during 2009 and 2008. As of December 31, 2009, approximately $27.8 million of loans due to financial institutions are secured by various third parties and the remaining loans of approximately $5.7 million are secured by raw material of the Company. Loans from companies or individual are demand notes which are usually noninterest bearing, represent usual and customary transactions in the normal course of business within the country and are generally due, not exceeding approximately one year.

On March 31, 2010, the Company and three lenders formalized the terms for approximately $35 million of such loans due to companies or individuals at that date. On June 21, 2010, the Company’s owners entered into an agreement with the lenders to assume the obligations of the three lenders and the lenders released the Company from any liability. On the same date the Company’s shareholders entered into a debt agreement with the Company for the original principal amount of the notes. The principal terms of the notes are: (a) 15 year term, commencing from June 21, 2010, (b) 2% fixed annual interest on a noncompounding basis, (c) the Company has the option, but not the obligation to pay interest as accrued, (d) the Company’s owners do not have the ability to declare a default.

9.	Other Payable

The components of the Company’s other payable consists of amounts payable to various vendors for deposits received.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

10.	Loans Payable to Related Party

The components of the Company’s loans payable to related party consist of various unsecured noninterest bearing loans payable to the majority owner who owns 60% stake of the Company, with a balance of $35,635,000 and $26,685,000 as of December 31, 2009 and 2008, respectively. These loans do not carry a specific due date and will not be called in the current operating cycle, but will be returned to the owner in the future. These debt instruments have characteristics similar to a permanent capital equity loan. PRC regulations prohibit additional equity infusions without documentation and audit by a third-party. Due to the nature of these notes, they are recorded at face value and have not been discounted for the noninterest feature.

On May 23, 2010, the Company entered into a loan agreement with its sole director to modify the terms of these notes as follows: (a) 12 year term beginning December 31, 2009 to December 31, 2021, (b) 3% fixed annual interest on a noncompounded basis over the term of the loan, (c) the Company has an option, but is not obligated to pay the interest as it accrues for the first two years, (d) 10 year equal payments beginning December 31, 2012 to December 31, 2021, and (e) the sole director has no ability to call a default.

11.	Related Party Transactions

We have specified the following transactions with related parties with ending balances as of December 31, 2009 and 2008:

Trade Receivables and Revenue

Angang Steel Group Metallurgy Furnace Co., Ltd (Angang), in which the Company owns a 19% stake throughout 2007 to 2009, is one of the customers of the Company.

There is an ending balance in accounts receivable from Angang of approximately $906,000 and $0 as of December 31, 2009 and 2008, respectively.

Revenue recorded in the consolidated financial statements from Angang amounts to approximately $3,682,000, $2,009,000, and $0 for the years 2009, 2008, and 2007, respectively.

Deposits and Cost of Revenues

The Chairman and majority owner Wang Xin Shun, owns a 43.86% interest in Anyang County Bailianpo Coal Co., Ltd. (Bailianpo), which provides raw coal to the Company.

The Company has deposits with Bailianpo of approximately $7,102,000 and $5,104,000 as of December 31, 2009 and 2008, respectively. Cost of revenues related to purchases from Bailianpo included in the consolidated financial statements amounts to approximately $3,352,000, $8,266,000, and $2,993,000 for the years 2009, 2008, and 2007, respectively.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

11.	Related Party Transactions, continued

Deposits and Cost of Revenues, continued

The Company holds a 16% interest in Anyang Xinlong Coal (Group) Hongling Coal Co., Ltd. (Anyang Xinlong), which is a coal mine located in Anyang County providing the Company with a substantial portion of its coking coal requirements.

The Company has deposits with Anyang Xinlong of approximately $0 and $46,000 as of December 31, 2009 and 2008, respectively. Cost of revenues related to purchases from Anyang Xinlong included in the consolidated financial statements amounts to approximately $10,914,000, $1,436,000, and $374,000 for the years 2009, 2008, and 2007, respectively.

Accounts Payable

The Company has an account payable to Anyang Xinlong of approximately $72,000 and $0 as of December 31, 2009 and 2008, respectively

Loans Payable

The Company has loans payable to the Chairman and majority owner Wang Xin Shun of approximately $35,635,000 and $26,685,000 as of December 31, 2009 and 2008, respectively.

12.	Income Taxes

The Company and its subsidiary are subject to applicable local tax statues and are governed by the Income Tax Law of the Peoples Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the PRC Income Tax Law). Pursuant to the PRC Income Tax Law, the enterprise subjects to tax at a statutory rate of 25% for the years ended December 31, 2009 and 2008, and at a statutory rate of 33% for the year ended December 31, 2007. As of December 31, 2009 and 2008, the Company is not in any uncertain tax positions and thus has no accrued interest and penalties related to those matters (see Note 13). The differences between U.S. GAAP net income and PRC taxable income are considered as permanent differences and thus the Company did not record any deferred taxes.

Income before provision of income taxes:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007

U.S. Operations	$-	$-	$-
China Operations	21,194,530	8,995,731	4,702,263

Total	$21,194,530	$8,995,731	$4,702,263

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

12.	Income Taxes, continued

The provision for income taxes includes:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007

Current:
Chinese Operations	$5,344,855	$2,289,532	$1,521,463

Income tax provision	$5,344,855	$2,289,532	$1,521,463

13.	Commitments and Contingencies

Third Party Guarantees

The Company entered into agreements as a debt guarantor during 2009 for seven parties. The guaranteed amount is approximately $33.5 million and $0 as of December 31, 2009 and 2008, respectively. Among the aforementioned seven parties, four of the parties also acted as a debt guarantor for the Company starting from 2009. As of December 31, 2009, the guaranteed amount for these four parties is approximately $22.5 million and the Company’s loans guaranteed by these four parties are approximately $24.9 million. The Company has not historically incurred any losses due to such debt guarantees. Additionally, the Company has determined that the fair value of the guarantees is immaterial.

Lease Commitments

The Company leases certain machinery and equipment with a nonrelated party. The Company commitments for minimum rentals, net of interest, under noncancelable capital leases as of December 31, 2009 are as follows:

Year ending December 31:
2010	$989,829
2011	1,407,433
2012	1,514,600
2013	1,629,926
2014	611,315

Total future minimum lease payments	$6,153,103

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

13.	Commitments and Contingencies, continued

Past Due Payment of Enterprise Income Taxes

At December 31, 2009, the Company had approximately $3.0 million of overdue enterprise income taxes. As a result, the Company is subject to an overdue fine at the rate of 0.05% per day of the amount of taxes in arrears, commencing from the day the tax payment is overdue. The tax authority may also impose an additional fine of 50% to five times the underpaid taxes. The Company has recorded an accrued liability for the estimated taxes due and has determined that there is no uncertain tax position to record relating to the potential penalties and interest related to the overdue tax balance at this time.

The Company has available funds to cover the underpaid tax and overdue fine, but may not have sufficient funds available to pay the additional fine. The Chairman entered into a tax indemnification agreement on May 23, 2010, pursuant to which he agreed to indemnify the Company for any interest, penalties or other related extra costs resulting from the prior and any future tax underpayments in tax years in which he managed and operated the Company. The indemnification is capped at $35.6 million.

14.	Foreign Operations

As of December 31, 2009, all of our revenues and assets are associated with operations conducted in the PRC.

15.	Subsequent Events

The Company has evaluated all events occurring subsequent to December 31, 2009 through June 23, 2010, the date on which the financial statements were available to be issued, during which time, nothing has occurred outside the normal course of business operations, except for the following:

On March 19, 2010, the Company entered into a variable interest entity (VIE) agreement with Anyang Shuncheng Energy Technology Co., Ltd (ASET Co.), whereby ASET Co. is entitled to 100% of the future earnings and losses of the Company. ASET Co. is a wholly foreign-owned enterprise (WFOE) of Shun Cheng Holdings HongKong Limited (Shun Cheng HK), which was established on December 18, 2009 solely for the purpose of this transaction.

The Company has entered into a loan agreement with Anyang Xinlong, dated March 31, 2010 pursuant to which Anyang Xinlong agreed to lend the Company approximately $4.4 million on an interest free basis. As of March 31, 2010, the outstanding balance of such loan was $4.4 million. This loan agreement has no specific repayment terms, and according to current PRC laws, Anyang Xinlong may require the Company to repay the principal at any time.

Continued

Henan Shuncheng Group Coal Coke Co., Ltd.

Notes to Consolidated Financial Statements, Continued

15.	Subsequent Events, continued

On March 31, 2010, the Company and three lenders formalized the terms for approximately $35 million of such loans due to companies or individuals at that date. On June 21, 2010, the Company’s owners entered into an agreement with the lenders to assume the obligations of the three lenders and the lenders released the Company from any liability. On the same date the Company’s shareholders entered into a debt agreement with the Company for the original principal amount of the notes. The principal terms of the notes are: (a) 15 year term, commencing from June 21, 2010, (b) 2% fixed annual interest on a noncompounding basis, (c) the Company has the option, but not the obligation to pay interest as accrued, (d) the Company’s owners do not have the ability to declare a default.

On April 14, 2010, the Company entered into a loan contract with Anyang Commercial Bank Co., Ltd (Anyang Commercial Bank), which is a bank located in Anyang City. Pursuant to the term of the contact, the loan amount is approximately $2.9 million to the Company at a monthly interest rate of 0.66375%, which matures on April 13, 2011.

On May 14, 2010, Shun Cheng HK entered into a Share Exchange Agreement with certain principal shareholders of Birch Branch, Inc. (BRBH). Pursuant to the terms of the Share Exchange Agreement, BRBH agreed to acquire all of the issued and outstanding shares of Shun Cheng HK from the Shun Cheng HK shareholders in exchange for the issuance by BRBH to the Shun Cheng HK shareholders of an aggregate of 30,233,750 newly-issued shares of BRBH’s common stock, which, upon completion of the transactions contemplated by the Share Exchange Agreement, will constitute approximately 95% of the entity’s issued and outstanding shares of common stock. Upon consummation of the Share Exchange, Shun Cheng HK will become a wholly-owned subsidiary of BRBH.

On May 23, 2010, the Company entered into a loan agreement with its sole director regarding outstanding loans to the Company of $35.6 million as at December 31, 2009. The principal terms of the loan are: (a) 12 year term, beginning as of December 31, 2009 to December 31, 2021, (b) 3% fixed annual interest on a noncompounded basis over the term of the loan, (c) the Company has the option, but not the obligation, to pay interest for the first two years, (d) 10 year equal payments beginning December 31, 2012 to December 31, 2021, and (e) the lender has no ability to call a default.

On May 23, 2010, the Company entered into a tax indemnity agreement with Wang Xinshun, the sole director of the Company. Pursuant to which Wang Xinshun agreed to indemnify the Company for any interest, penalties or other related extra costs resulting from the prior and any future tax underpayments in tax years in which he managed and operated the Company, and any such indemnity payment will be solely deducted from the principal amount of the loan Wang Xinshun provided to the Company.